MEMORANDUM OF CHANGES

                   DELAWARE GROUP TAX-EXEMPT TRUST, SERIES 13

         The Prospectus filed with Amendment No. 1 of the Registration Statement on Form S-6 has been revised to reflect information regarding the deposit of bonds on January 22, 1998, and to set forth certain statistical data based thereon.

         COVER PAGE. The series number and the Trusts in the Fund have been added. Information relating to the sales charge and the price of the offering if the units were available for purchase at the opening of business on the Initial Date of Deposit is set forth in the "Public Offering Price" section.

         PAGE 3. The "Summary of Essential Financial Information" table has been completed.

         PAGES 7-17.  The following information for the Trusts appears on the pages indicated:

                      Summary data regarding the composition of the portfolio of the Trusts.

                      Information regarding special State risk factors.

                      The opinion of Special Counsel to the Fund for State tax matters.

                      The Portfolio for the Trusts.

         PAGES 7-11.  Oregon Insured Series 7.

         PAGE 11.     National Insured Series 5.

         PAGE 12.     The Independent Auditors' Report has been completed.

         PAGE 13.     The Statements of Net Assets have been completed.

         PAGES 14-17. The Schedules of Investments and Notes to Schedules of
                      Investments has been completed.

         PAGE 33. In the section "Offering Price," the differences between the offering side evaluations and the bid side evaluations of the Bonds in the Trusts have been set forth.

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         PAGE 34.     The dealer concession has been set forth in the "Public
                      Offering" section.

         PAGE 34. The percentage of the aggregate principal amount of the Securities in the Trusts in which the Sponsor or affiliates of the Sponsor have participated as underwriters or members of the underwriting syndicate has been set forth in the "Sponsor and Underwriter Compensation" section.

         PAGE 42.     The "Underwriting" section has been completed.

         BACK COVER   The Series numbers, the Trusts in the Fund and the date of the Prospectus have been included.